SCHEDULE B
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                            (Dated: April 15, 2020)

      This SCHEDULE B is Schedule B to that certain Transfer Agency and Shareholder Services Agreement dated as of April 11, 2012, between BNY Mellon Investment Servicing (US) Inc. and First Trust Variable Insurance Trust.

                                   PORTFOLIOS
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 First Trust/Dow Jones Dividend & Income Allocation Portfolio (April 11, 2012)
          First Trust Multi Income Allocation Portfolio (May 1, 2014)
            First Trust Capital Strength Portfolio (April 15, 2020)
First Trust International Developed Capital Strength Portfolio (April 15, 2020)